EXHIBIT 99.1

Nasdaq Symbol

USPI

March 2002

UNIQUE HEALTHCARE PROVIDER

Don Steen
Chairman and Chief Executive Officer

Bill Wilcox
President

Mark Kopser
Chief Financial Officer

KEY INVESTMENT POINTS

COMPANY PROFILE

• Quality surgical experience for physicians, patients and payors

• 18% domestic and 11% international same facility surgical case growth over prior year for the year ended December 31, 2001

• Strategic relationships with nine healthcare system partners covering 19 domestic USPI facilities

• Hospital partnerships experienced same facility surgical case growth of 23% and EBITDA margins of 36%

FACILITIES

BALANCED GEOGRAPHIC REACH

U

Diversity across regions provides cash flow stability

FAVORABLE REVENUE AND PAYOR MIX

Low risk cash flows from high margin specialties and reliable payors

STRONG FACILITY OPERATIONS

USPI EDGE – Every Day Giving Excellence

• Pre-screening of patients ensures collections

• Efficient case scheduling maximizes physician productivity - 18% decrease in turnover time in the last six months

• Staffing flexibility – reduces daily costs - 10% decrease in worked hours per case in the last six months

• Salaries, wages and benefits are 29% of total net revenues

Emphasis on facility operations drives margin improvement

INDUSTRY OVERVIEW

RAPIDLY GROWING MARKET

U.S. Outpatient Surgery Market
(Surgeries in thousands)

Outpatient surgery has grown from 15% to over 70% of all surgeries since 1980

OPPORTUNITIES IN WESTERN EUROPE

•               Approximately 20% of population accesses the private healthcare market

•               Physician-driven healthcare

•               Contracting with payors requires critical mass and efficient operations

•               Limited competition

•               Inherent limitations of National Health Systems

GROWTH STRATEGY

FOCUS ON INTERNAL GROWTH

•               Maintain high performance standards on existing operations

                 - 12% domestic and 10% international same facility surgical case growth from 1999 to 2000

                 - 18% domestic and 11% international same facility surgical case growth over prior year for the year ended December 31, 2001

                 - In 2001, 23% same facility surgical case growth in facilities with JV partners; 12% for facilities without JV partners

HEALTHCARE SYSTEM PARTNERS

•           Baylor Health Care System

•              Saint Thomas Health Services

•              Ohio Healthcare

•              Covenant Healthcare

•              Memorial Hermann

                Healthcare System

•              Meridian Health System

•              Decatur General Hospital

•              Johnson City Medical Center

•              Catholic Healthcare West

Promotes physician loyalty

JV CASE STUDY

2001 Same Facility Results

16 total centers

SURGERY CENTER MODEL

Target

STRONG RETURNS ON INVESTMENT

                Facility Development Profile

•           EBITDA positive in first year

•           Age: 2 – 4 years old

•           Number of facilities: 7

•           Average 2001 facility revenue:  $7.6 million

•           Average total development costs: $3.1 million

•           Average facility EBITDA margins: 38%

79% average 2001 return on invested capital

FINANCIAL OVERVIEW

A PRUDENT FINANCIAL STRATEGY

RAPID REVENUE GROWTH

($ in millions)

RAPID EBITDA GROWTH

($ in millions)

EXPANDING MARGINS

Same Facility EBITDA Margins

IMPROVED RECEIVABLES MANAGEMENT

Days Outstanding

CAPITALIZATION TO SUPPORT CONTINUED GROWTH

($ in millions)

December 2001
Cash and Equivalents	$33.9

Senior Debt	$89.8

Subordinated Debt	148.8

Total Debt	$238.7

Total Shareholders’ Equity	226.5

Total Capitalization	$465.2

2002 MILEPOSTS FOR SUCCESS

KEY INVESTMENT POINTS

Nasdaq Symbol

USPI